Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES APPOINTMENT

AND RETIREMENT OF DIRECTORS

MOUNT AIRY, N.C., March 2, 2016 – Insteel Industries, Inc. (“Insteel” or the “Company”) (NasdaqGS: IIIN) today announced that Jon M. Ruth will be appointed to its board of directors effective April 1, 2016. Mr. Ruth will be replacing Louis E. Hannen, who will be retiring as a director of the Company effective on that same date.

Mr. Ruth previously served in various capacities with Cargill for 35 years, most recently leading its SAP enterprise resource planning implementation across its businesses in Europe and North America from 2008 to 2015, and serving as a director of North Star BlueScope Steel, a joint venture between Cargill and BlueScope Steel, from 2003 to 2015. Prior to these roles, he served as President of Cargill’s subsidiary, North Star Steel, from 2003 to 2005 and Executive Vice President, Commercial from 1996 to 2002.

“We are pleased to welcome Jon to Insteel’s board of directors,” said H.O. Woltz III, Insteel’s president and CEO. “His extensive knowledge of the steel industry and prior operational and ERP experience with a larger multinational corporation will be a valuable addition and our board and executive management team look forward to working with him.

“We would also like to express our appreciation to Lou Hannen for his many contributions to Insteel since joining our board in 1995 and wish him the very best in his retirement.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM